Exhibit 99.1

Contact:
Ramses Erdtmann
Vice President of Finance
Phone: 408-215-3325

Pharmacyclics Reports CLL Results from preclinical and clinical studies of its Btk Inhibitor PCI-32765

Company to Host Conference Call at 4:30 p.m. ET Wednesday, December 8, 2010

Orlando, Fla. and SUNNYVALE, Calif., December 5, 2010 /PRNewswire-FirstCall/ -- Pharmacyclics, Inc. (Nasdaq: PCYC) today announced data from three Chronic Lymphocytic Leukemia (CLL) presentations at the American Society of Hematology (ASH) Annual Meeting describing the Btk-selective inhibitor PCI-32765.  Two presentations report preclinical data, and one presentation reports clinical data from a pooled analysis of 54 patients with CLL or Small Lymphocytic Lymphoma (SLL) treated with PCI-32765.

The two preclinical abstracts focus on the mechanism of action of this novel drug.  An oral presentation titled “Bruton’s Tyrosine Kinase Inhibitor PCI-32765 Abrogates BCR and Nurselike Cell-Derived Activation of CLL Cells In Vitro and In Vivo” is being presented by Sabine Ponader, PhD from the MD Anderson Cancer Center.  The other preclinical presentation is a poster presented by Sarah Herman, PhD of the laboratory of John Byrd, MD, of The Ohio State University titled “The Kinase Inhibitor, PCI-32765, Demonstrates Activity in Chronic Lymphocytic Leukemia Cells Independent of Microenvironmental Survival Signals”. Data from these two presentations together suggest a model whereby PCI-32765 directly affects CLL cells by inducing apoptosis, and also blocks the ability of CLL cells to migrate to and to adhere to lymph nodes, a protective environment where the tumors grow. The clinical results of treatment, as discussed below, appear to bear out these combined mechanisms, with evidence of impairment of both homing to lymph nodes and cell viability in the typical clinical response to PCI-32765.

Data Results from the Pooled Phase IA and IB Studies in CLL/SLL

The oral presentation, titled “The Bruton’s Tyrosine Kinase Inhibitor PCI-32765 is Well Tolerated and Demonstrates Promising Clinical Activity In Chronic Lymphocytic Leukemia (CLL) and Small Lymphocytic Lymphoma (SLL): An Update on Ongoing Phase 1 Studies” is being presented by Jan Burger MD, PhD. This abstract describes clinical data from a pooled analysis of 54 CLL/SLL patients from a Phase Ia (N=16) and a Phase Ib/II (N=38) study.  Patients from the Phase Ia trial have relapsed/refractory CLL/SLL and have been treated for a median of approximately 8 months, while patients on the Phase Ib/II trial include two cohorts—one with relapsed or refractory disease and one with treatment-naïve disease—who were just recently enrolled.

Response data from the pooled analysis is presented below.  Outcomes are described based on strict application of standard response criteria, with an additional outcome category termed “nodal response with lymphocytosis”. This category describes patients with substantial lymph node (LN) shrinkage who have not yet achieved a 50% decrease of malignant B cells in the blood (lymphocytosis). The inclusion of this category is necessary because of the unique characteristics of response to this agent, especially early in treatment.  From the Ia trial, with approximately 8 months median follow-up, 1 patient achieved a complete response (CR) and 8/13 evaluable patients achieved a partial response (PR) for an objective response rate of 69%. Two additional patients achieved a nodal response with lymphocytosis (15%) and 2 patients had stable disease (SD).  Of note, 3 of the patients now classified as partial responses were initially nodal response with lymphocytosis earlier in treatment. In the Ib/II trial, with less than 2 months median follow-up, 8/32 evaluable patients achieved a PR (25%) by standard response criteria with an additional 17/32 (53%) achieving a nodal response with lymphocytosis.  Six other patients have SD. As noted previously, study of the patients from the Ia trial suggest that blood lymphocytosis decreases over time on treatment and patients who initially are described as nodal responses with lymphocytosis may achieve a PR by standard response criteria with continued therapy.

Based on the pooled analysis from the Phase Ia study (~8 months median follow-up) and the Ib/II study (<2 months median follow-up) in this group of CLL/SLL patients, of the 45 evaluable patients, one patient achieved a CR (2%), 16 (36%) achieved a PR and an additional 19 (42%) have experienced a dramatic reduction in lymph node disease with lymphocytosis. When evaluating nodal disease alone, 87% percent (34 out of 39) of patients achieved a 50% or greater reduction in lymph node burden.  In patients with symptomatic disease, this early response was often associated with improvement in symptoms.

PCI-32765 continues to be well tolerated in this patient population.  Grade 3/4 events were uncommon. More common grade1/2 events were diarrhea and other GI and constitutional symptoms.  No hepatic or renal laboratory adverse events were reported on this trial and significant hematologic events were infrequent. There was no evidence of cumulative toxicity.

ASH Conference Call and Webcast Details:

Date: Wednesday, December 8, 2010
Time: 4:30 pm ET
Slides used in Presentation: http://ir.pharmacyclics.com/events.cfm
Listen via Internet: http://ir.pharmacyclics.com/events.cfm
Live Participant Dial In (Toll Free): 877-407-8133
Live Participant Dial In (International): 201-689-8040

To access the live audio broadcast or the subsequent archived recording, log on to http://ir.pharmacyclics.com/events.cfm. The archived version of the webcast will be available for 30 days on the Investor Relations section of the company’s Web site at www.pharmacyclics.com.
To see a slide presentation to be discussed during the call, please go to the Investor Relations Section of our website, under Events & Webcasts: http://ir.pharmacyclics.com/events.cfm and click on "ASH 2010 Conference Call Slides".

About this trial

The Phase Ia is a multicenter study being conducted in collaboration with investigators at leading lymphoma centers including Stanford University, MD Anderson Cancer Center, the University of Chicago, the University of Vermont, Weill Medical College of Cornell University, and the US Oncology Group. The trial is an open-label, dose-escalation study of PCI-32765 in recurrent B cell malignancies treating a minimum of 6 patients per cohort. Fifty six patients were enrolled between March 2009 and September 2010.

In the Phase Ia five dose levels are being explored—1.25, 2.5, 5.0, 8.3 and 12.5 mg/kg/day. Each cycle of treatment consists of 28 consecutive days of once daily dosing followed by a 7-day rest period. Additionally two dose groups at 8.3 mg/kg/day and 560mg have also been explored using a 35-day cycle with no rest period ("continuous dosing" or "CD1 and CD2"). Dose limiting toxicities were evaluated at the end of the first cycle and drug efficacy is evaluated every 2 cycles. Safety is being monitored throughout the trial.

The Phase Ib/II is a multicenter study being conducted in collaboration with investigators at leading lymphoma and leukemia centers including the University of Texas, MD Anderson Cancer Center, Stanford University, Sarah Cannon Research Institute, the University of Vermont, Weill Medical College of Cornell University, the Ohio State University and the US Oncology Group.  This open-label, fixed dose study was designed to evaluate safety and preliminary efficacy in patients with CLL/SLL who received a continuous dose of PCI-32765.  The study is evaluating two patient populations, relapsed refractory and elderly patients (naïve to therapy).  The first cohort of relapsed/refractory patients have been dosed at 420 mg (27 patients, fully enrolled) and a second cohort is being dosed at 840mg (20 patients enrolled out of 24 total planned).  The elderly patients, naïve to therapy, are being dosed at 420 mg daily and 16 patients out of a planned 24 have been enrolled.  The enrollment numbers for the Ib/II study were as of November 30, 2010 and the study continues to enroll rapidly.

About Bruton's Tyrosine Kinase Inhibitor PCI- 32765
PCI-32765 is an orally active small molecule inhibitor of Bruton's tyrosine kinase (Btk) that is being developed by Pharmacyclics for the treatment of patients with B-cell lymphoma or leukemia. Btk plays a prominent role in B-cell lymphocyte maturation by mediating B-cell receptor (BCR) signal transduction. Recent studies indicate that some B-cell lymphomas have kinases that are activated downstream of the BCR and that suppression of this signaling by a Btk inhibitor can induce apoptosis in these cells. BCR signaling is also thought to promote malignant cell expansion and survival in chronic lymphocytic leukemia (CLL).

About Chronic Lymphocytic Leukemia
CLL is the most common type of leukemia, a cancer of the white blood cells.  CLL is a B cell cancer that originates in the bone marrow. Approximately 18,000 patients in the US are diagnosed each year with CLL.  The prevalence of CLL is approximately 86,000 in the US.  The disease is a chronic disease of the elderly with an average survival of about 5 years. Patients commonly receive multiple lines of treatment over the course of their disease. CLL and Small lymphocytic lymphoma (SLL) are considered the same underlying disease.  SLL is a disease that is limited to the lymph nodes.

About Pharmacyclics
Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medial healthcare needs; and to identify promising product candidates based on exceptional scientific development expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate. We exist to make a difference for the better and these are important times to do just that.

Presently, Pharmacyclics has four product candidates in clinical development, a clinical development candidate in late stage pre clinical evaluation and several preclinical molecules in lead optimization. We are committed to high standards of ethics, scientific rigor, and operational efficiency as we move each of these programs to viable commercialization. The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of the risk factors and other factors that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q.  We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

Contact:
Ramses Erdtmann
Vice President of Finance
Phone: 408-215-3325

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